Function(x) Inc. Receives Nasdaq Compliance Determination;
Extension to Satisfy Bid Price Requirement

NEW YORK – September 2, 2016, – Function(x) Inc. (Nasdaq: FNCX) (the “Company”) today announced that on August 26, 2016, the Company received formal notification from The NASDAQ Stock Market LLC (“Nasdaq”) indicating that, but for the $1.00 bid price requirement, the Company has demonstrated compliance with all requirements for continued listing on The Nasdaq Capital Market, including the $2.5 million stockholders’ equity requirement. As previously disclosed, the Nasdaq Hearings Panel required that the Company, on or before August 22, 2016, make a public filing with the Securities and Exchange Commission indicating that it had regained compliance with the minimum stockholders’ equity requirement, among other things. To evidence his continuing and strong support of the Company, Robert F.X. Sillerman, Executive Chairman and Chief Executive Officer, converted to equity more than $38 million of his debt and preferred equity to enable the Company to achieve its target of compliance.

In its most recent determination, the Panel also provided the Company with an extension through September 30, 2016, to evidence compliance with the $1.00 bid price requirement. In order to evidence compliance with that requirement, the Company must evidence a closing bid price of at least $1.00 per share for a minimum of ten consecutive business days. The Company is taking definitive steps to remedy the bid price deficiency, particularly via the planned implementation of a reverse stock split at a ratio of 1-for-20 shares.

About Function(x) Inc.

Function(x) operates Wetpaint.com, the leading online destination for entertainment news for millennial women, covering the latest in television, music, and pop culture and Rant, a leading digital publisher with original content in 13 different verticals, most notably in sports, entertainment, pets, cars and food. Function(x) Inc. is also the largest shareholder of DraftDay Gaming Group, which is well-positioned to become a significant participant in the expanding fantasy sports market, offering a high-quality daily fantasy sports experience both directly to consumers and to businesses desiring turnkey solutions to new revenue streams.  Function(x) Inc. also owns Choose Digital, a digital marketplace platform that allows companies to incorporate digital content into existing rewards and loyalty programs in support of marketing and sales initiatives. For more information, visit www.functionxinc.com.

Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and as defined in the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements involve inherent risks and uncertainties that could cause actual results to differ materially from those projected or anticipated. All information provided in this press release is as of the date of this release. Except as required by law, Function(x), Inc. undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events.

Contact:
For Function(x):
Investors:
Birame Sock, 212-231-0092
President & Chief Operating Officer
bsock@functionxinc.com
or
Media Relations:
IRTH Communications
Robert Haag, 866-976-4784
Managing Partner